SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

DESWELL INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

British Virgin Islands
(State of incorporation or organization)

None
(I.R.S. Employer Identification No.)

Unit 516-517
Hong Leong Industrial Complex
# 4 Wang Kwong Road
Kowloon Bay, Kowloon, Hong Kong
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered: None

Name of each exchange on which each class is to be registered: None

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [   ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [   ]

Securities to be registered pursuant to Section 12(g) of the Act:

Common Shares, no par value per share
(Title of class)

Securities Act registration statement file number to which this form relates: Not applicable

ITEM 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED
ITEM 2. EXHIBITS
SIGNATURE
EXHIBIT INDEX
EXHIBIT 1.3
EXHIBIT 1.4

ITEM 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

     On July 8, 2002, we effected a three-for-two stock split of our outstanding shares payable on July 22, 2002. In conjunction with this stock split and proportionate to it, we have amended our Memorandum of Association effective on July 8, 2002 to increase our authorized capital to 30,000,000 common shares. We have also amended our Memorandum of Association effective on July 8, 2002 to convert the par value of our shares from $0.01 par value per share to no par value per share.

     Holders of our common shares are entitled to one vote for each whole share on all matters to be voted upon by shareholders, including the election of directors. Holders of our common shares do not have cumulative voting rights in the election of directors. All of our common shares are equal to each other with respect to liquidation and dividend rights. Holders of our common shares are entitled to receive dividends if and when declared by our board of directors out of funds legally available under British Virgin Islands law. In the event of our liquidation, all assets available for distribution to the holders of our common shares are distributable among them according to their respective holdings. Holders of our common shares have no preemptive rights to purchase any additional, unissued common shares.

     Pursuant to our Memorandum and Articles of Association and pursuant to the laws of the British Virgin Islands, our Board of Directors without shareholder approval may amend our Memorandum and Articles of Association (provided that a majority of our independent directors do not vote against the amendment). This includes amendments to increase or reduce our authorized capital stock. Our ability to amend our Memorandum and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in control of Deswell, including a tender offer to purchase our common shares at a premium over the then current market price.

ITEM 2. EXHIBITS

Exhibit
No.	Description

1.1	Memorandum and Articles of Association (as amended through March 7, 1995) (incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form F-1 filed with the SEC on June 19, 1995)
1.2	Amendment to Memorandum and Articles of Association filed with BVI Registry of Companies on July 19, 1995 (incorporated by reference to Exhibit 1.2 to Registrant’s Annual Report on Form 20-F for the year ended March 31, 2001 filed with the SEC on July 10, 2001)
1.3	Notice of amendment of Memorandum and Articles of Association (“Amendment No. 1”), with Certified Extract of a Resolution Adopted by the Directors Pursuant to the Articles of Association of the Company on the 8th day of July 2002.
1.4	Notice of amendment of Memorandum and Articles of Association (“Amendment No. 2”), with Notice of Increase in Authorised Capital and Certified Extract of a Resolution Adopted by the Directors Pursuant to the Articles of Association of the Company on the 8th day of July 2002

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DESWELL INDUSTRIES, INC.

Dated: August 14, 2002	By:	/s/ Richard Lau

Richard Lau, Chairman of the Board and President

EXHIBIT INDEX

Exhibit
No.	Description

1.3	Notice of amendment of Memorandum and Articles of Association (“Amendment No. 1”), with Certified Extract of a Resolution Adopted by the Directors Pursuant to the Articles of Association of the Company on the 8th day of July 2002.
1.4	Notice of amendment of Memorandum and Articles of Association (“Amendment No. 2”), with Notice of Increase in Authorised Capital and Certified Extract of a Resolution Adopted by the Directors Pursuant to the Articles of Association of the Company on the 8th day of July 2002